UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 1, 2010

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Amendment to the Penn Virginia Resource Partners, L.P. Revolving Credit Agreement

On June 1, 2010, Penn Virginia GP Holdings, L.P. (“PVG”) announced a registered underwritten public offering by indirect wholly owned subsidiaries of Penn Virginia Corporation (“Penn Virginia”) of an aggregate of 8,827,429 common units, representing limited partner interests in PVG (the “Offering”).

Prior to the closing of the Offering, Penn Virginia Resource Partners, L.P. (the “Partnership”), PVR Finco LLC (“Finco”) and Finco’s subsidiaries will enter into a Second Amendment (the “Amendment”) to the Amended and Restated Credit Agreement, dated August 5, 2008, among Finco, the Guarantors (as such term is defined in the Credit Agreement) party thereto, PNC Bank, National Association, as Administrative Agent, and the other Lenders (as such term is defined in the Credit Agreement) party thereto (the “Credit Agreement”).

The Amendment will provide for, among other things, the (i) amendment of the definition of a “Change of Control” under the Credit Agreement, (ii) consent of the Lenders to the Offering and the contribution by Penn Virginia Resource GP Corp., a wholly owned subsidiary of Penn Virginia, of 100% of the membership interests in PVG GP, LLC, the general partner of PVG (the “PVG General Partner”), to PVG and (iii) ability of the Partnership to issue up to an aggregate of $600,000,000 (including the Partnership’s previously issued $300 million aggregate principal amount of 8.25% Senior Notes due 2018) in unsecured indebtedness in connection with a senior or subordinated note offering.

A copy of the form of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated herein by reference and is hereby filed. The description of the form of the Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Intent to Waive Penn Virginia’s Right to Break a Tie Vote of the General Partner’s Board of Directors

Penn Virginia has informed the Partnership, Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “General Partner”), PVG and Penn Virginia Resource Holdings Corp. that, immediately prior to the closing of the Offering, Penn Virginia will irrevocably waive its right under the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner to break a tie vote of the board of directors of the General Partner.

Risk Factor

As a result of Penn Virginia’s divestiture of its remaining partner interests in PVG, the Partnership’s strategic and operational objectives may change.

Prior to the Offering, Penn Virginia beneficially owned all of the membership interests in the PVG General Partner and approximately 22.6% of PVG’s common units. After giving effect to the sale of 8,827,429 common units of PVG by the Selling Unitholders in the Offering and the contribution to PVG by a subsidiary of Penn Virginia of all of the membership interests in the PVG General Partner, Penn Virginia will no longer own, directly or indirectly, any limited partner or general partner interests in PVG.

The Patient Protection and Affordable Care Act of 2010, as amended, is scheduled to impose a 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts for taxable years beginning after December 31, 2012.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of the Partnership’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

As a result of Penn Virginia’s divestiture of its remaining partner interests in PVG, the Partnership’s strategic and operational objectives may change. The Partnership may no longer collaborate with Penn Virginia on acquisitions and other transactions that were mutually beneficial to the respective companies. The Partnership will no longer be in a position to rely on Penn Virginia’s management team and corporate infrastructure as it has in the past. As a result, the Partnership will no longer have access to Penn Virginia’s energy industry expertise and relationships and corporate support services. These changes could affect the Partnership’s strategic and operational objectives, its results of operations and cash available for distribution.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Second Amendment to Amended and Restated Credit Agreement by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2010

Penn Virginia Resource Partners, L.P.
By:	Penn Virginia Resource GP, LLC,
its general partner

By:	/S/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Vice President, Chief Administrative Officer and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Form of Second Amendment to Amended and Restated Credit Agreement by and among PVR Finco LLC, the guarantors party thereto, PNC Bank, National Association, as Administrative Agent, and the other financial institutions party thereto.